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                                                                   EXHIBIT 12.1


                 LODGENET ENTERTAINMENT CORPORATION AND SUBSIDIARIES

                Statement Regarding Computation of Ratios (Unaudited)
                          (Dollar amounts in thousands)

Computation of Coverage of Fixed Charges
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

                                                           1993          1994           1995           1996           1997
                                                       ----------     -----------    ----------    -----------    -----------
Net loss                                               $  (2,057)     $  (4,650)     $  (7,026)    $  (16,610)    $  (25,619)

Add:
   Extraordinary loss (1)                                     --          1,324             --          3,253             --
   Cumulative effect of change
      in accounting principle (2)                             --             --             --             --            210
   Provision for income taxes                                 --             --             66             28            344
Add fixed charges (3):
   Interest                                                2,096            966          4,522          8,243         17,895
   Interest portion of rentals                                27             74            106            159            210
                                                       ---------      ----------     ----------    -----------     ----------
Earnings available to cover
   fixed charges                                              66         (2,286)        (2,332)        (4,927)        (6,960)
Less fixed charges                                         2,123          1,040          4,628          8,402         18,105
                                                       ----------     ----------     ----------    -----------      ---------

Deficiency in the coverage of
   fixed charges                                       $  (2,057)     $  (3,326)     $  (6,960)    $  (13,329)      $(25,065)
                                                       ----------     ----------     ----------    -----------      ---------
                                                       ----------     ----------     ----------    -----------      ---------
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(1)  In 1994 -- loss on early termination of the Company's then bank credit facility.  In 1996 -- loss on early redemption of the Company's 9.95% and
     10.35% Senior Notes.

(2) In 1997 -- charge for the effect of adopting EITF Issue 97-13 related to accounting for certain business reengineering costs.

(3) Fixed charges consist of interest on all indebtedness, including amortization of debt issuance expense and capitalized interest, and one-third of rental expense (which is estimated to represent the interest portion thereof).